SUB-ITEM 77Q2:

   Laurence R. Smith: A Form 3 was not timely filed to report his appointment as Chairman of the Fund on May 13, 2002. A Form 3 was filed on March 20,
   2003 to report this event. Mr. Smith resighed as Chairman of the Fund on May 21, 2003.

   Yaroslaw Aranowicz: A Form 4 was not timely filed to report his sale of shares of the Fund on May 14,
2003. A Form 4 was filed on June 5, 2003 to report this event. Mr. Aranowicz resigned as Investment officer of the Fund on December 13, 2003.